Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-12297
Pricing Supplement to the Prospectus Supplement No. 486 dated March 15, 2005 — No. 511

The Goldman Sachs Group, Inc. Medium-Term Notes, Series B $40,000,000
9% Aggregate Mandatory Exchangeable Notes due February 2006
(Exchangeable for a Basket of Eight Common Stocks)

          This pricing supplement and the accompanying prospectus supplement no. 486, relating to the aggregate mandatory exchangeable notes, should be read together. Because the aggregate mandatory exchangeable notes are part of a series of our debt securities called Medium-Term Notes, Series B, this pricing supplement and the accompanying prospectus supplement no. 486 should also be read with the accompanying prospectus dated March 15, 2005, as supplemented by the accompanying prospectus supplement dated March 15, 2005. Terms used here have the meanings given them in the accompanying prospectus supplement no. 486, unless the context requires otherwise.
          The aggregate mandatory exchangeable notes offered by this pricing supplement, which we call the “offered notes”, have the terms described in the accompanying prospectus supplement no. 486, as supplemented or modified by the following:
Issuer: The Goldman Sachs Group, Inc.
Basket stocks: common stock of Occidental Petroleum Corporation, Anadarko Petroleum Corporation, EnCana Corporation, Canadian Natural Resources Limited, Devon Energy Corporation, Transocean Inc., Valero Energy Corporation and Suncor Energy Inc., with each basket stock having a relative weight on the trade date of 12.50%
Face amount: each offered note will have a face amount equal to $100.00; the aggregate face amount for all the offered notes is $40,000,000
Original issue price: 100% of the face amount
Net proceeds to the issuer: 99.95% of the face amount
Trade date: July 27, 2005
Settlement date (original issue date): August 3, 2005
Stated maturity date: February 3, 2006, unless extended for up to six business days
Interest rate (coupon): 9% per year
Interest payment dates: November 3, 2005 and February 3, 2006
Regular record dates: for the interest payment dates specified above, five business days prior to the applicable interest payment date
CUSIP no.: 38143Y525
          Your investment in the notes involves certain risks. We encourage you to read “Additional Risk Factors Specific to Your Note” beginning on page S-3 of the accompanying prospectus supplement no. 486 so that you may better understand those risks. The offered notes are not principal-protected and you could lose your entire investment. In addition, the payment amount is capped.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

          Goldman Sachs may use this pricing supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in an offered note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
Goldman, Sachs & Co.

Pricing Supplement dated July 27, 2005.

Principal amount:	On the stated maturity date, each offered note will be exchanged for, with respect to each basket stock, a number of shares of that basket stock equal to the exchange rate for that basket stock or, at the option of Goldman Sachs, for the cash value of that basket stock based on the relevant final basket stock price.

Exchange rate for each basket stock:	If the final basket stock price equals or exceeds the relevant threshold appreciation price, then the exchange rate will equal a number of shares of that basket stock equal to the relevant threshold fraction multiplied by the weighting amount for that basket stock for each offered note outstanding. The face amount for one offered note equals $100.00. Otherwise, the exchange rate for the relevant basket stock will equal a number of shares of that basket stock equal to the weighting amount for that basket stock for each offered note outstanding. The exchange rate is subject, in certain circumstances, to anti-dilution adjustment as described in the accompanying prospectus supplement no. 486.

Please note that the amount you receive for each $100.00 of outstanding face amount on the stated maturity date could be substantially less than $100.00 and will not in any event exceed $115.00, which represents the sum of the products, with respect to each basket stock, of the relevant threshold appreciation price multiplied by the relevant weighting amount. You could lose your entire investment in the offered notes.

Initial basket stock price for each basket stock:	The initial stock price for each of the basket stocks is as follows:

1.	Occidental Petroleum Corporation	$83.166 per share
2.	Anadarko Petroleum Corporation	$88.357 per share
3.	EnCana Corporation	$42.277 per share
4.	Canadian Natural Resources Limited	$40.356 per share
5.	Devon Energy Corporation	$55.760 per share
6.	Transocean Inc.	$57.302 per share
7.	Valero Energy Corporation	$82.875 per share
8.	Suncor Energy Inc.	$49.087 per share

Final basket stock price for each basket stock:	The closing price of one share of the relevant basket stock on the determination date, subject to anti-dilution adjustment.

Determination date:	The fifth trading day prior to February 3, 2006 unless extended for up to five business days.

Threshold appreciation price for each basket stock:	For each basket stock, the initial basket stock price times 1.15. The threshold appreciation price for each of the basket stocks is as follows:

1.	Occidental Petroleum Corporation	$95.641 per share
2.	Anadarko Petroleum Corporation	$101.611 per share
3.	EnCana Corporation	$48.619 per share
4.	Canadian Natural Resources Limited	$46.409 per share
5.	Devon Energy Corporation	$64.124 per share
6.	Transocean Inc.	$65.897 per share
7.	Valero Energy Corporation	$95.306 per share
8.	Suncor Energy Inc.	$56.450 per share

Weighting amount for each basket stock:	The weighting amount for each of the basket stocks is as follows:

1.	Occidental Petroleum Corporation	0.1503 per share
2.	Anadarko Petroleum Corporation	0.1415 per share
3.	EnCana Corporation	0.2957 per share
4.	Canadian Natural Resources Limited	0.3097 per share
5.	Devon Energy Corporation	0.2242 per share
6.	Transocean Inc.	0.2181 per share
7.	Valero Energy Corporation	0.1508 per share
8.	Suncor Energy Inc.	0.2547 per share

Threshold fraction for each basket stock:	For each basket stock, the threshold appreciation price divided by the final basket stock price for that basket stock.

No listing:	The offered notes will not be listed on any securities exchange or interdealer market quotation system.

Hypothetical payment amount:	The tables below show several examples of hypothetical payment amounts that we would deliver on the stated maturity date in exchange for each $100.00 of the outstanding face amount of your note, if the final basket stock prices were any of the hypothetical prices shown in the final basket stock price columns. For this purpose, we have assumed that there will be no anti-dilution adjustments to the exchange rates for the basket stocks and no market disruption events.

The prices in the final basket stock price column represent hypothetical closing prices for one share of the relevant basket stock on the determination date. The amounts in the exchange amount at maturity column represent the hypothetical cash value of each basket stock to be exchanged for each outstanding note, based on the hypothetical final basket stock price for that basket stock.

Example 1: All basket stock prices increase by 10%.

			Threshold	Weighting	Assumed	Exchange
		Initial Basket	Appreciation	Amount	Final Basket	Amount at
Stock	Weight (%)	Stock Price	Price	(per note)	Stock Price	Maturity

Occidental Petroleum Corporation	12.50%	$83.166	$95.641	0.1503	$91.48	$13.75
Anadarko Petroleum Corporation	12.50%	$88.357	$101.611	0.1415	$97.19	$13.75
EnCana Corporation	12.50%	$42.277	$48.619	0.2957	$46.50	$13.75
Canadian Natural Resources Limited	12.50%	$40.356	$46.409	0.3097	$44.39	$13.75
Devon Energy Corporation	12.50%	$55.760	$64.124	0.2242	$61.34	$13.75
Transocean Inc.	12.50%	$57.302	$65.897	0.2181	$63.03	$13.75
Valero Energy Corporation	12.50%	$82.875	$95.306	0.1508	$91.16	$13.75
Suncor Energy Inc.	12.50%	$49.087	$56.450	0.2547	$54.00	$13.75
Exchange amount at maturity for each note:						$110.00
Example 2: All basket stock prices increase by 25%.

			Threshold	Weighting	Assumed	Exchange
		Initial Basket	Appreciation	Amount	Final Basket	Amount at
Stock	Weight (%)	Stock Price	Price	(per note)	Stock Price	Maturity

Occidental Petroleum Corporation	12.50%	$83.166	$95.641	0.1503	$103.96	$14.37
Anadarko Petroleum Corporation	12.50%	$88.357	$101.611	0.1415	$110.45	$14.38
EnCana Corporation	12.50%	$42.277	$48.619	0.2957	$52.85	$14.38
Canadian Natural Resources Limited	12.50%	$40.356	$46.409	0.3097	$50.45	$14.37
Devon Energy Corporation	12.50%	$55.760	$64.124	0.2242	$69.70	$14.38
Transocean Inc.	12.50%	$57.302	$65.897	0.2181	$71.63	$14.37
Valero Energy Corporation	12.50%	$82.875	$95.306	0.1508	$103.59	$14.37
Suncor Energy Inc.	12.50%	$49.087	$56.450	0.2547	$61.36	$14.38
Exchange amount at maturity for each note:						$115.00
Example 3: All basket stock prices decrease by 10%.

			Threshold	Weighting	Assumed	Exchange
		Initial Basket	Appreciation	Amount	Final Basket	Amount at
Stock	Weight (%)	Stock Price	Price	(per note)	Stock Price	Maturity

Occidental Petroleum Corporation	12.50%	$83.166	$95.641	0.1503	$74.85	$11.25
Anadarko Petroleum Corporation	12.50%	$88.357	$101.611	0.1415	$79.52	$11.25
EnCana Corporation	12.50%	$42.277	$48.619	0.2957	$38.05	$11.25
Canadian Natural Resources Limited	12.50%	$40.356	$46.409	0.3097	$36.32	$11.25
Devon Energy Corporation	12.50%	$55.760	$64.124	0.2242	$50.18	$11.25
Transocean Inc.	12.50%	$57.302	$65.897	0.2181	$51.57	$11.25
Valero Energy Corporation	12.50%	$82.875	$95.306	0.1508	$74.59	$11.25
Suncor Energy Inc.	12.50%	$49.087	$56.450	0.2547	$44.18	$11.25
Exchange amount at maturity for each note:						$90.00

Example 4: The basket stock prices of Occidental Petroleum Corporation and Anadarko Petroleum Corporation both decrease by 10% and the basket stock prices of EnCana Corporation and Canadian Natural Resources Limited both increase by 5%.

			Threshold	Weighting	Assumed	Exchange
		Initial Basket	Appreciation	Amount	Final Basket	Amount at
Stock	Weight (%)	Stock Price	Price	(per note)	Stock Price	Maturity

Occidental Petroleum Corporation	12.50%	$83.166	$95.641	0.1503	$74.85	$11.25
Anadarko Petroleum Corporation	12.50%	$88.357	$101.611	0.1415	$79.52	$11.25
EnCana Corporation	12.50%	$42.277	$48.619	0.2957	$44.39	$13.13
Canadian Natural Resources Limited	12.50%	$40.356	$46.409	0.3097	$42.37	$13.12
Devon Energy Corporation	12.50%	$55.760	$64.124	0.2242	$55.76	$12.50
Transocean Inc.	12.50%	$57.302	$65.897	0.2181	$57.30	$12.50
Valero Energy Corporation	12.50%	$82.875	$95.306	0.1508	$82.88	$12.50
Suncor Energy Inc.	12.50%	$49.087	$56.450	0.2547	$49.09	$12.50
Exchange amount at maturity for each note:						$98.75
Example 5: The basket stock price of Occidental Petroleum Corporation decreases by 80%, the basket stock prices of Anadarko Petroleum Corporation and EnCana Corporation both increase by 5%, and the basket stock prices of Canadian Natural Resources Limited and Devon Energy Corporation both increase by 20%.

			Threshold	Weighting	Assumed	Exchange
		Initial Basket	Appreciation	Amount	Final Basket	Amount at
Stock	Weight (%)	Stock Price	Price	(per note)	Stock Price	Maturity

Occidental Petroleum Corporation	12.50%	$83.166	$95.641	0.1503	$16.63	$2.50
Anadarko Petroleum Corporation	12.50%	$88.357	$101.611	0.1415	$92.77	$13.13
EnCana Corporation	12.50%	$42.277	$48.619	0.2957	$44.39	$13.13
Canadian Natural Resources Limited	12.50%	$40.356	$46.409	0.3097	$48.43	$14.37
Devon Energy Corporation	12.50%	$55.760	$64.124	0.2242	$66.91	$14.38
Transocean Inc.	12.50%	$57.302	$65.897	0.2181	$57.30	$12.50
Valero Energy Corporation	12.50%	$82.875	$95.306	0.1508	$82.88	$12.50
Suncor Energy Inc.	12.50%	$49.087	$56.450	0.2547	$49.09	$12.50
Exchange amount at maturity for each note:						$95.00

Example 6: All basket stock prices decrease by 40%.

			Threshold	Weighting	Assumed	Exchange
		Initial Basket	Appreciation	Amount	Final Basket	Amount at
Stock	Weight (%)	Stock Price	Price	(per note)	Stock Price	Maturity

Occidental Petroleum Corporation	12.50%	$83.166	$95.641	0.1503	$49.90	$7.50
Anadarko Petroleum Corporation	12.50%	$88.357	$101.611	0.1415	$53.01	$7.50
EnCana Corporation	12.50%	$42.277	$48.619	0.2957	$25.37	$7.50
Canadian Natural Resources Limited	12.50%	$40.356	$46.409	0.3097	$24.21	$7.50
Devon Energy Corporation	12.50%	$55.760	$64.124	0.2242	$33.46	$7.50
Transocean Inc.	12.50%	$57.302	$65.897	0.2181	$34.38	$7.50
Valero Energy Corporation	12.50%	$82.875	$95.306	0.1508	$49.73	$7.50
Suncor Energy Inc.	12.50%	$49.087	$56.450	0.2547	$29.45	$7.50
Exchange amount at maturity for each note:						$60.00

The payment amounts shown above in examples one to six are entirely hypothetical; they are based on market prices for the basket stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your note on the stated maturity date or at any other time, including any time you may wish to sell your note, may bear little relation to the hypothetical exchange amounts shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the offered notes or on an investment in any of the basket stocks. Please read “Additional Risk Factors Specific to Your Note” and “Hypothetical Payment Amounts on Your Note” in the accompanying prospectus supplement no. 486.

Payments on your note are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on your note are economically equivalent to the amounts that would be paid on a combination of an interest bearing bond bought, and an option sold, by the holder (with an implicit option premium paid over time to the holder). The discussion in this paragraph does not modify or affect the terms of the offered notes or the United States income tax treatment of the offered notes as described under “Supplemental Discussion of Federal Income Tax Consequences” in the accompanying prospectus supplement no. 486.

Hedging:	In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of all of the basket stocks on the trade date. For a description of how our hedging and other trading activities may affect the value of your note, see “Additional Risk Factors Specific to Your Note — Our Business Activities May Create Conflicts of Interest Between You and Us” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement no. 486.

Description of the basket stock issuers:	According to its publicly available documents, Occidental Petroleum Corporation explores for, develops, produces and markets crude oil and natural gas and manufactures and markets basic chemicals, vinyls and performance chemicals. Information filed with the SEC by Occidental Petroleum Corporation under the Exchange Act can be located by referencing its SEC file number: 001-09210.

According to its publicly available documents, Anadarko Petroleum Corporation is an independent oil and gas exploration and production company. Information filed with the SEC by Anadarko Petroleum Corporation under the Exchange Act can be located by referencing its SEC file number: 001-08968.

According to its publicly available documents, EnCana Corporation is an independent crude oil and natural gas exploration and production company. Information filed with the SEC by EnCana Corporation under the Exchange Act can be located by referencing its SEC file number: 001-15226.

According to its publicly available documents, Canadian Natural Resources Limited engages in the acquisition of interests in crude oil and natural gas and the exploration, development, production, marketing and sale of crude oil and natural gas. Information filed with the SEC by Canadian Natural Resources Limited under the Exchange Act can be located by referencing its SEC file number: 333-12138.

According to its publicly available documents, Devon Energy Corporation is an independent energy company engaged primarily in oil and gas exploration, development and production, the acquisition of producing properties, the transportation of oil, gas, and natural gas liquids and the processing of natural gas. Information filed with the SEC by Devon Energy Corporation under the Exchange Act can be located by referencing its SEC file number: 001-32318.

According to its publicly available documents, Transocean Inc. is an international provider of offshore contract drilling services for oil and gas wells. Information filed with the SEC by Transocean Inc. under the Exchange Act can be located by referencing its SEC file number: 333-75899.

According to its publicly available documents, Valero Energy Corporation owns and operates refineries and is a marketer of refined products. Information filed with the SEC by Valero Energy Corporation under the Exchange Act can be located by referencing its SEC file number: 001-13175.

According to its publicly available documents, Suncor Energy Inc. explores for, acquires, develops, produces and markets crude oil and natural gas, transports and refines crude oil and markets petroleum and petrochemical products. Information filed with the SEC by Suncor Energy Inc. under the Exchange Act can be located by referencing its SEC file number: 001-12384.

Historical trading price information:	The common stock of Occidental Petroleum Corporation, Anadarko Petroleum Corporation, EnCana Corporation, Canadian Natural Resources Limited, Devon Energy Corporation, Transocean Inc., Valero Energy Corporation, and Suncor Energy Inc. are traded on the New York Stock Exchange under the symbols “OXY”, “APC”, “ECA”, “CNQ”, “DVN”, “RIG”, “VLO” and “SU”, respectively. The following tables show the quarterly high, low and closing prices for the common stock of Occidental Petroleum Corporation, Anadarko Petroleum Corporation, EnCana Corporation, Canadian Natural Resources Limited, Devon Energy Corporation, Transocean Inc., Valero Energy Corporation, and Suncor Energy Inc., in each case for the four calendar quarters in each of 2003, 2004 and for the three calendar quarters in 2005, through July 27, 2005. We obtained the trading price information shown below from Bloomberg Financial Services, without independent verification.

Occidental Petroleum Corporation

	High	Low	Close

2003
Quarter ended March 31	$30.7	$27.28	$29.96
Quarter ended June 30	$34.3	$29.85	$33.55
Quarter ended September 30	$35.39	$31.13	$35.23
Quarter ended December 31	$42.63	$35.26	$42.24
2004
Quarter ended March 31	$46.58	$42.04	$46.05
Quarter ended June 30	$49.67	$44.08	$48.41
Quarter ended September 30	$56.35	$47.95	$55.93
Quarter ended December 31	$60.31	$54.75	$58.36
2005
Quarter ended March 31	$74.02	$55.61	$71.17
Quarter ended June 30	$80.68	$65.5	$76.93
Quarter ending September 30 (through July 27, 2005)	$83.31	$78.8	$83.81
Closing price on July 27, 2005			$83.81

Anadarko Petroleum Corporation

	High	Low	Close

2003
Quarter ended March 31	$48.87	$42.24	$45.5
Quarter ended June 30	$49.95	$44.17	$44.47
Quarter ended September 30	$45.05	$40.49	$41.76
Quarter ended December 31	$51.29	$41.35	$51.01
2004
Quarter ended March 31	$53	$48.65	$51.86
Quarter ended June 30	$59.55	$50.85	$58.6
Quarter ended September 30	$66.81	$55.53	$66.36
Quarter ended December 31	$71.05	$64.07	$64.81
2005
Quarter ended March 31	$81.37	$60.4	$76.1
Quarter ended June 30	$84.66	$69.15	$82.15
Quarter ending September 30 (through July 27, 2005)	$90.32	$84.66	$88.68
Closing price on July 27, 2005			$88.68

EnCana Corporation

	High	Low	Close

2003
Quarter ended March 31	$16.695	$14.96	$16.18
Quarter ended June 30	$19.63	$15.52	$19.185
Quarter ended September 30	$19.07	$17.18	$18.19
Quarter ended December 31	$19.855	$16.8	$19.72
2004
Quarter ended March 31	$21.985	$19.41	$21.56
Quarter ended June 30	$22.245	$19.175	$21.58
Quarter ended September 30	$23.15	$20.23	$23.15
Quarter ended December 31	$28.53	$23.39	$28.53
2005
Quarter ended March 31	$35.57	$26.615	$35.21
Quarter ended June 30	$41.35	$31.755	$39.59
Quarter ending September 30 (through July 27, 2005)	$43.66	$39.5	$42.14
Closing price on July 27, 2005			$42.14

Canadian Natural Resources Limited

	High	Low	Close

2003
Quarter ended March 31	$8.975	$7.3265	$8.5
Quarter ended June 30	$10.5125	$7.9625	$9.9775
Quarter ended September 30	$10.305	$9.31	$10.29
Quarter ended December 31	$12.63	$10.1875	$12.61
2004
Quarter ended March 31	$14.2625	$12.08	$13.91
Quarter ended June 30	$15.155	$12.965	$14.95
Quarter ended September 30	$19.915	$14.975	$19.915
Quarter ended December 31	$21.975	$18.74	$21.385
2005
Quarter ended March 31	$30.15	$19.905	$28.41
Quarter ended June 30	$37.42	$24.77	$36.38
Quarter ending September 30 (through July 27, 2005)	$41.24	$38.08	$40.42
Closing price on July 27, 2005			$40.42

Devon Energy Corporation

	High	Low	Close

2003
Quarter ended March 31	$25.125	$21.43	$24.11
Quarter ended June 30	$27.975	$22.665	$26.7
Quarter ended September 30	$26.64	$23.425	$24.095
Quarter ended December 31	$28.95	$23.215	$28.63
2004
Quarter ended March 31	$30.095	$26.64	$29.075
Quarter ended June 30	$33.625	$28.88	$33
Quarter ended September 30	$36.935	$32.135	$35.505
Quarter ended December 31	$41.42	$35.725	$38.92
2005
Quarter ended March 31	$48.5	$36.6	$47.75
Quarter ended June 30	$52.03	$41.84	$50.68
Quarter ending September 30 (through July 27, 2005)	$55.68	$51.74	$55.68
Closing price on July 27, 2005			$55.68

Transocean Inc.

	High	Low	Close

2003
Quarter ended March 31	$24.08	$20	$20.45
Quarter ended June 30	$25.5	$18.84	$21.97
Quarter ended September 30	$22.02	$18.71	$20
Quarter ended December 31	$24.56	$18.65	$24.01
2004
Quarter ended March 31	$31.5	$23.94	$27.89
Quarter ended June 30	$29.12	$25.47	$28.94
Quarter ended September 30	$36.19	$26.21	$35.78
Quarter ended December 31	$42.99	$34.09	$42.39
2005
Quarter ended March 31	$51.46	$39.8	$51.46
Quarter ended June 30	$57.73	$44.03	$53.97
Quarter ending September 30 (through July 27, 2005)	$58.67	$54.14	$57.38
Closing price on July 27, 2005			$57.38

Valero Energy Corporation

	High	Low	Close

2003
Quarter ended March 31	$20.925	$16.55	$20.69
Quarter ended June 30	$20.94	$17.78	$18.165
Quarter ended September 30	$20.04	$17.765	$19.135
Quarter ended December 31	$23.4	$18.9	$23.17
2004
Quarter ended March 31	$30.405	$23.01	$29.98
Quarter ended June 30	$37.145	$28.155	$36.88
Quarter ended September 30	$40.105	$32.18	$40.105
Quarter ended December 31	$47.63	$39.99	$45.4
2005
Quarter ended March 31	$73.86	$42.16	$73.27
Quarter ended June 30	$80.95	$60.66	$79.11
Quarter ending September 30 (through July 27, 2005)	$85.25	$79.72	$83.09
Closing price on July 27, 2005			$83.09

Suncor Energy Inc.

	High	Low	Close

2003
Quarter ended March 31	$18.27	$15.35	$17.47
Quarter ended June 30	$19.59	$16.28	$18.75
Quarter ended September 30	$19.55	$18	$18.55
Quarter ended December 31	$25.06	$18.74	$25.06
2004
Quarter ended March 31	$28.35	$24.74	$27.35
Quarter ended June 30	$27.73	$23.61	$25.61
Quarter ended September 30	$32.56	$25.76	$32.01
Quarter ended December 31	$35.45	$31.7	$35.4
2005
Quarter ended March 31	$40.51	$31.9	$40.21
Quarter ended June 30	$48.9	$35.75	$47.32
Quarter ending September 30 (through July 27, 2005)	$52.51	$47.75	$49.44
Closing price on July 27, 2005			$49.44